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                                                                    EXHIBIT 5.10

                          [URIA & MENENDEZ LETTERHEAD]

Direct tel.: + 34 91 586 0409
Direct fax: + 34 91 586 0080
E-mail: tpa@uria.com

BURNS PHILP FOOD, S.A. (SOCIEDAD UNIPERSONAL)
Calle Levadura, 5
Cordoba
SPAIN

BURNS, PHILP & COMPANY LIMITED
Level 23
56 Pitt Street
Sydney NSW 2000
AUSTRALIA
Attn.: Helen Golding, Company Secretary

                                                           Madrid, March 5, 2004

         Ladies and Gentlemen:

             RE: 10-3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2011

         We have acted as special Spanish legal counsel to BURNS PHILP FOOD, S.A. (Sociedad Unipersonal), a Spanish limited liability company (sociedad anonima) (the "COMPANY"), in connection with the Spanish legal issues relating to a guarantee granted by the Company (the "GUARANTY") of the obligations of BURNS PHILP CAPITAL PTY LIMITED, an Australian corporation, and BURNS PHILP CAPITAL (U.S.) INC., a Delaware corporation (the "ISSUERS"), wholly owned subsidiaries of BURNS, PHILP & COMPANY LIMITED ("BURNS PHILP"), in respect of U.S. $210.0 million aggregate principal amount of 10-3/4% Series B Senior Subordinated Notes due 2011 (the "EXCHANGE NOTES"), which are being registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will be offered in exchange for their existing 10-3/4% Senior Subordinated Notes due 2011 (the "OLD NOTES").

         As described in the Registration Statement on Form F-4 relating to the Exchange Offer (as amended or supplemented, the "REGISTRATION STATEMENT"), initially filed with the United States Securities and Exchange Commission (the "COMMISSION") on July 16, 2003. The Old Notes were issued, and the Exchange Notes are proposed to be

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issued, under an indenture dated as of February 20, 2003 (the "INDENTURE"), among the Issuers, Burns Philp and certain subsidiaries of Burns Philp (together with the Company, the "GUARANTORS") and Wells Fargo Bank, National Association, as trustee (the "TRUSTEE"). The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Old Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed by the Company and the Guarantors on a senior subordinated basis. The Indenture is an exhibit to the Registration Statement.

         For the purpose of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(i)      the Indenture, containing the Guaranty, governed by the laws of New
         York;

(ii) the minutes of the decisions adopted by the Company's sole shareholder, i.e., the Dutch corporation BURNS PHILP NETHERLANDS EUROPEAN HOLDINGS, BV (the "COMPANY'S SOLE SHAREHOLDER"), dated January 29, 2003 and of the resolutions approved by the Company's Board of Directors dated January 29, 2003 (the "MINUTES");

(iii) an excerpt (Nota Simple Informativa) of the Mercantile Registry (Registro Mercantil) of Cordoba, Spain, dated February 26, 2004, relating to the Company (the "EXCERPT"); and

(iv) a Certificate dated March 5, 2004 issued on behalf of Burns Philp, the Issuers, the Company and the Company's Sole Shareholder relating to (a) the ownership of all of the Company's shares by the Company's Sole Shareholder and due exercise of all voting rights attaching to such shares and the decisions adopted by the Company's Sole Shareholder; (b) the powers of attorney, appointments or authorizations granted by the Company or the Company's Sole Shareholder not being revoked; (c) the filing of all necessary documents at the Spanish Mercantile Registry (Registro Mercantil) at the date of the Excerpt; (d) the Company and the Company's Sole Shareholder not revoking or amending any resolutions in the Minutes or matters in the Excerpt; and (e) there being no documents or instruments that would affect or modify conclusions contained herein, together (the "RELEVANT DOCUMENTS"), as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Relevant Documents.

         In rendering the opinions expressed below, we have assumed, without any independent verification:

(a) the genuineness of all signatures, stamps and seals appearing in the Relevant Documents;

(b)      the authenticity of all documents submitted to us as originals;

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(c)      the conformity to the originals and the completeness of the Relevant
         Documents submitted to us as conformed, facsimile or photostatic copies;

(d) that all representations in the Relevant Documents are true, correct, accurate and complete when made and will remain true and accurate;

         the power and authority to execute of, and the due execution by, all parties to the Relevant Documents (except to the extent expressly opined to herein in respect of the Company), that such execution will bind such parties and that the performance thereof is within the capacity and powers of each of the parties thereto (except to the extent expressly opined to herein in respect of the Company);

         that a search in respect of matters which are stated in the Spanish competent Mercantile Registry (Registro Mercantil) since the date of the Excerpt would not reveal any circumstances which would affect the conclusions contained herein;

(e) that there are no matters or events of a factual nature within the scope of our inquiry not disclosed to us which would affect the conclusions contained herein;

(f) that neither the Old Notes nor the Exchange Notes shall under any circumstances be issued, offered, sold, purchased, repurchased or exchanged in Spain, and that any securities whatsoever that are issued under the Indenture shall not exceed U.S. $210.0 million.

         The opinions here rendered are limited to matters of Spanish law. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and, therefore, we express no opinion on any question arising under any laws other than the laws of Spain.

         Our involvement in the transaction described herein has been limited to our role as special Spanish legal counsel to the Company in connection with the Spanish legal issues relating thereto and, furthermore, we assume no obligation to advise either you or any other party of changes of law or facts that could occur after the date of the opinion, even though the change may affect the legal analysis or conclusions given in this opinion.

         Based upon the foregoing, and subject to the further exceptions, limitations, qualifications and assumptions set forth herein, it is our opinion that:

1. The Company is duly incorporated and is an existing corporation (sociedad anonima) under the laws of Spain.

2. The Company has full power and authority, and all necessary consents and approvals to execute and perform its obligations under the Indenture.

3. The execution by the Company of, and the performance by the Company of its obligations under, the Indenture has been authorized by all requisite corporate action on the part of the Company.

4. The Indenture was signed by someone who had actual authority to sign it under the corporate authorizations of the Company.

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5.       The execution by the Company of, and performance by the Company of its obligations under, the Indenture, and compliance by the Company with all of the provisions thereof, does not and will not result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under, any statute, any rule or any regulation of any governmental agency or body of Spain, or (b) the by-laws of the Company.

         The opinions expressed above are subject to the following qualifications:

(i) Our opinions expressed above are subject to the effects and result of the operations involved in any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors' rights generally and to general equitable principles.

(ii) Pursuant to Article 6 of the Spanish Civil Code, voluntary waiving of rights recognized by law shall not be valid if deemed to be contrary to public policy (orden publico), or made to the prejudice of a third party; furthermore, under Spanish law, waiver or disposition of future rights not yet existing or of pure expectations could be deemed null and void, unless ratified at the time of the existence of the rights.

(iii) Performance by the Company of its obligations under the Indenture may require that certain notifications or filings be made to or with the Spanish relevant exchange control and/or tax authorities and certain formalities be complied with pursuant to Spanish law in connection with any payments that the Company may be required to make thereunder. Under Spanish law, banking, financial, investment services and securities activities are legally restricted to authorized credit entities and other financial institutions.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Dewey Ballantine LLP may rely on our opinion with respect to matters of Spanish law for purposes of its opinion filed as an exhibit to the Registration Statement, as if our opinion had been addressed to it.

         Very truly yours,


         /s/ Teresa Paz-Ares

         Teresa Paz-Ares

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